Exhibit 3(iv)

                    AMENDMENT TO THE BY-LAWS OF ROLLINS, INC.
                           ADOPTED ON JANUARY 28, 2003


     The following TWENTY-SEVENTH Section is hereby added to the Revised By-Laws dated July 26, 1988.

                          NON-DISCRIMINATION STATEMENT


TWENTY-SEVENTH: Consistent with the Corporation's equal employment opportunity policy, nominations for the elections of directors shall be made by the Board of Directors and voted upon by the stockholders in a manner consistent with these By-Laws and without regard to the nominee's race, color, ethnicity, religion, sex, age, national origin, veteran status, or disability.